Exhibit 12

[AYC HOLDINGS LTD. LETTERHEAD]

August 14, 2009

Ares Corporate Opportunities Fund II, L.P.

2000 Avenue of the Stars, 12th Floor

Los Angeles, CA 90067

Providence Equity Partners L.L.C.

Lever House
390 Park Avenue, 4th Floor
New York, NY 10022

Ladies and Gentlemen:

This agreement is executed and delivered in connection with, and as a condition to, the transactions (the “Transactions”) contemplated by the Share Exchange Agreement, dated as of the date hereof (the “Exchange Agreement”), by and among Stream Global Services, Inc. (“Stream”), EGS Corp., EGS Dutchco B.V. (“Dutchco”), and NewBridge International Investment Ltd. (“NewBridge”), and the agreements executed in connection therewith or contemplated thereby (collectively with the Exchange Agreement, the “Transaction Documents”).

NewBridge and AYC Holdings Ltd. (“AYC”) are indirect wholly owned subsidiaries of Ayala Corporation.  Dutchco is an indirect wholly owned subsidiary of an affiliate of Providence Equity Partners L.L.C. (“PEP”).  Ares Corporate Opportunities Fund II, L.P. (“Ares”) owns a majority of the outstanding equity of Stream.  EGS Acquisition Corp. (“EGS Acquisition”) is a wholly owned subsidiary of EGS Corp., other than those shares of EGS Acquisition held by the incorporators and directors of EGS Acquisition.

AYC has loaned $55 million aggregate principal amount to EGS Acquisition (the “Loan”).

To induce each of Ares and PEP to enter into the Transaction Documents to which it is a party, and for other good and valuable consideration the receipt and sufficiency is hereby acknowledged, AYC hereby agrees as follows:

1.             As used herein, the following terms shall have the indicated meanings:

“Purchase Price” for any Purchased Loan (as defined below) means (a) if the Purchase Date (as defined below) occurs on or prior to December 31, 2010, the aggregate principal amount of such Purchased Loan plus all accrued and unpaid interest thereon through the Purchase Date, and (b) if the Purchase Date occurs thereafter, the amount that, when paid with respect to such Purchased Loan on the Purchase Date, provides AYC a pre-tax internal rate of return of 17% on the actual cash amount loaned by AYC to EGS Acquisition in connection with such Purchased Loan (after giving effect to all interest on, and other payments made with respect to (including amounts withheld in accordance with applicable laws), such Purchased Loan).

“Pro Rata Portions” means (a) 51.7% in the case of Ares and (b) 19.3% in the case of PEP.

2.             AYC hereby grants to each of Ares and PEP the right and option (the “Option”) to purchase up to its Pro Rata Portion of the Loan, in each case at the applicable Purchase Price.  The Option may be exercised, in whole or in part, at any time or from time to time, from and after the Closing Date (as defined in the Exchange Agreement) by means of a written notice delivered to AYC (each, an “Exercise Notice”).  Each of Ares and PEP may designate in such Exercise Notice one of more of their respective Affiliates to purchase all or any part of their respective Pro Rata Portion of the Loan.  Each Exercise Notice shall set forth the portion of the Loan to be purchased (the “Purchased Loan”) and the date of purchase (the “Purchase Date”).  On the Purchase Date, AYC shall transfer and sell to Ares, PEP or their designated Affiliates, as the case may be, the Purchased Loan, free and clear of all Liens (as defined in the Exchange Agreement), and in consideration therefore Ares, PEP or their designated Affiliates, as the case may be, shall pay to AYC, upon such transfer, the applicable Purchase Price.

3.             AYC represents and warrants that (a) it has full power to execute, deliver and perform this Agreement, and has taken all necessary action to authorize it to enter into and perform this Agreement, and (b) this Agreement is a valid and binding obligation of AYC, enforceable against AYC in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies).

4.             All payments, notices and other communications under this Agreement shall be in writing and shall be personally delivered or delivered by registered or certified mail (return receipt requested), postage prepaid, or by overnight delivery service (delivery charges prepaid), and shall be deemed to be given upon delivery if delivered personally or 48 hours after deposit in the mail or 24 hours after delivery by overnight delivery service, addressed to the party to which such notice is directed at the address determined as hereinafter set forth.  Each notice and other communication under this Agreement shall be addressed to the addresses set forth in Exhibit A hereof or to such other address as may be furnished to the other party in writing.

5.             This Agreement may be amended or any provision of this Agreement waived only with the written consent of each of AYC, PEP and Ares. All rights or remedies under this Agreement shall be cumulative and not exclusive of any rights or remedies that any party would otherwise have and no course of dealing between the parties nor any failure or delay in exercising any right shall operate as a waiver of such right nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

6.             This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original but all such counterparts together shall constitute but one and the same instrument.

7.             If any provision or obligation in or under this Agreement is held to be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired.

8.             The prevailing party in any controversy, claim or dispute arising out of or relating to this Agreement or any of the documents provided for herein, or the breach hereof or thereof, shall be entitled in addition to any other appropriate relief to recover from the losing party reasonable attorneys’ fees, expenses and costs.

9.             The parties hereto agree that irreparable damage might occur if any of the covenants set forth in this Agreement were not performed in accordance with their specific terms or were otherwise breached.   Each of them accordingly agrees that the others shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity, without the need to post any bond.

10.           This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed within such State, without regard to conflicts of law principles thereof that would require the application of the laws of another jurisdiction.  Each party hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, (b) agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court, (c) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, (d) waives, to the fullest extent it may legally and effectively do so, (i) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any such court and (ii) any defense or immunity based on inconvenient forum, lack of venue, lack of residence or other reason to the maintenance of any such suit, action or proceeding in any such court, and (e) consents to service of process in any suit, action or proceeding arising out of or relating to this Agreement in the manner provided for notices (other than telecopy) in paragraph 4 above.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.  To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations under this Agreement and, without limiting the generality of the foregoing, agrees that the waivers set forth herein shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

This agreement shall terminate and be of no force or effect if the Exchange Agreement is duly terminated.

[Signature page follows.]

This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Very truly yours,

AYC HOLDINGS LTD.

By:
Name:
Title:

Accepted and Agreed to as of the date first written above

ARES CORPORATE OPPORTUNITIES FUND II, L.P.

By: ACOF MANAGEMENT II, L.P.,
Its General Partner

By: ACOF OPERATING MANAGER II, L.P.,
Its General Partner

By: ARES MANAGEMENT, INC.,
Its General Partner

By:
Name:
Title:

PROVIDENCE EQUITY PARTNERS L.L.C.

By:
Name:
Title:

EXHIBIT A

If to AYC:

AYC Holdings Ltd.
c/o Ayala Corporation
33/F Tower One & Exchange Plaza
Ayala Triangle
Ayala Avenue
Makati City, 1226
Metro Manila, Philippines

Attention:	Solomon M. Hermosura
Telephone:	+63 (2) 848-5643
Facsimile:	+63 (2) 759-4383

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York  10153
U.S.A.

Attention:	Michael Weisser, Esq.
Telephone:	(212) 310-8000
Facsimile:	(212) 310-8007

If to Ares:

Ares Corporate Opportunities Fund II, L.P.
c/o Ares Management, Inc.
2000 Avenue of the Stars
12th Floor
Los Angeles, California  90067
U.S.A.

Attention:	David Kaplan and Jeffrey Schwartz
Telephone:	(310) 201-4100
Facsimile:	(310) 201-4157

with a copy to (which shall not constitute notice):

Proskauer Rose LLP
2049 Century Park East
Suite 3200
Los Angeles, California  90067
U.S.A.

Attention:	Michael A. Woronoff, Esq.
Telephone:	(310) 557-2900
Facsimile:	(310) 557-2193

If to PEP:

Providence Equity Partners L.L.C.
Lever House
390 Park Avenue, 4th Floor
New York, NY 10022

Attention:	Raymond M. Mathieu
Telephone:	(401) 751-1700
Facsimile:	(401) 751-1790

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York  10153
U.S.A.

Attention:	Michael Weisser, Esq.
Telephone:	(212) 310-8000
Facsimile:	(212) 310-8007